Exhibit 99.2

NEWS RELEASE

For Information Contact: Vince Anido, ISTA Pharmaceuticals 949/788-5311 vanido@istavision.com David Waltz, ISTA Pharmaceuticals 949/788-5345 dwaltz@istavision.com	Justin Jackson, Burns McClellan (Media) jjackson@ny.burnsmc.com Lisa Burns and E. Blair Clark (Investors) bclark@ny.burnsmc.com 212/213-0006

ISTA PHARMACEUTICALS RECEIVES FULL COMPLIANCE
NOTIFICATION FROM NASDAQ

IRVINE, CA. – December 20, 2002 – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that it has received a letter from Nasdaq indicating that ISTA is in full compliance with Marketplace Rules relating to minimum bid price and shareholders’ equity requirements for continued listing of its common stock on The Nasdaq National Market. Nasdaq further advised ISTA that its file regarding this matter has been closed.

ISTA’s return to full compliance with Nasdaq Marketplace Rules was the result, to a large extent, of its implementation of a 1-for-10 reverse stock split, effective at the close of trading on November 13, 2002, and consummation of a $44 million equity financing (including an earlier bridge financing) on November 19, 2002.

ISTA Pharmaceuticals is focused on saving and improving eyesight by developing proprietary therapeutic products. ISTA’s product candidates and programs address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to become a fully integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in development.

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